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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                            (Amendment No.    4    )*
                                           --------

                         ITT Educational Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45068B109
                  ---------------------------------------------
                                 (CUSIP Number)

                                 March 31, 2004
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------                            --------------------------
CUSIP No.  45068B109                   13G             Page 2 of 10 pages
          -------------
--------------------------                            --------------------------

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  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Wanger Asset Management, L.P. 36-3820584
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          Not Applicable                                            (a) [_]

                                                                    (b) [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                               None
       SHARES        -----------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                               5,275,000
      OWNED BY       -----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                               None
     REPORTING       -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH
                               5,275,000
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,275,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable                                                [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

          IA
--------------------------------------------------------------------------------

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--------------------------                            --------------------------
CUSIP No.  45068B109                   13G             Page 3 of 10 pages
          -------------
--------------------------                            --------------------------

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  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          Not Applicable                                            (a) [_]

                                                                    (b) [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                               None
       SHARES        -----------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                               5,275,000
      OWNED BY       -----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                               None
     REPORTING       -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH
                               5,275,000
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,275,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable                                                [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

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--------------------------                            --------------------------
CUSIP No.  45068B109                   13G             Page 4 of 10 pages
          -------------
--------------------------                            --------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Acorn Trust
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          Not Applicable                                            (a) [_]

                                                                    (b) [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                               None
       SHARES        -----------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                               3,876,000
      OWNED BY       -----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                               None
     REPORTING       -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH
                               3,876,000
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,876,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable                                                [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

Item 1(a)       Name of Issuer:

                      ITT Educational Services, Inc.


Item 1(b)       Address of Issuer's Principal Executive Offices:

                      13000 N. Meridian Street, Carmel, IN  46032


Item 2(a)       Name of Person Filing:

                      Columbia Wanger Asset Management, L.P. ("WAM") WAM Acquisition GP, Inc., the general partner of WAM
                         ("WAM GP")
                      Columbia Acorn Trust ("Acorn")


Item 2(b)       Address of Principal Business Office:

                      WAM, WAM GP and Acorn are all located at:

                      227 West Monroe Street, Suite 3000
                      Chicago, Illinois  60606


Item 2(c)       Citizenship:

                      WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.


Item 2(d)       Title of Class of Securities:

                      Common Stock


Item 2(e)       CUSIP Number:

                      45068B109


Item 3          Type of Person:

                      (d) Acorn is an Investment Company under Section 8 of the Investment Company Act.

                      (e)   WAM is an Investment Adviser registered under
                            section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

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Item 4          Ownership (at March 31, 2004):

                      (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                            5,275,000

                      (b)   Percent of class:

                            11.6% (based on 45,667,619 shares outstanding as of February 15, 2004 based on Form 10-K filed on February 24, 2004)

                      (c)   Number of shares as to which such person has:

                                 (i) sole power to vote or to direct the vote: none

                                (ii)   shared power to vote or to direct the
                                       vote: 5,275,000

                               (iii) sole power to dispose or to direct the disposition of: none

                                (iv)   shared power to dispose or to direct
                                       disposition of: 5,275,000


Item 5          Ownership of Five Percent or Less of a Class:

                      Not Applicable


Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                      The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                      Not Applicable


Item 8          Identification and Classification of Members of the Group:

                      Not Applicable


Item 9          Notice of Dissolution of Group:

                      Not Applicable

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Item 10         Certification:

                      By signing below I certify that, to the best of my
                knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 14, 2004

                     The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                 WAM Acquisition GP, Inc.
                                   for itself and as general partner of
                                   COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                 By: /s/ Bruce H. Lauer
                                     -------------------------------------------
                                         Bruce H. Lauer
                                         Senior Vice President and Secretary

                     The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this
                     Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                 COLUMBIA ACORN TRUST



                                 By: /s/ Bruce H. Lauer
                                     -------------------------------------------
                                         Bruce H. Lauer
                                         Vice President, Treasurer and Secretary

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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of April 14, 2004 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust

                                                                       EXHIBIT 1


                             JOINT FILING AGREEMENT

      The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

               Dated: April 14, 2004


                                 WAM Acquisition GP, Inc.
                                   for itself and as general partner of
                                   COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                 By: /s/ Bruce H. Lauer
                                     -------------------------------------------
                                         Bruce H. Lauer
                                         Senior Vice President and Secretary



                                 COLUMBIA ACORN TRUST



                                 By: /s/ Bruce H. Lauer
                                     -------------------------------------------
                                         Bruce H. Lauer
                                         Vice President, Treasurer and Secretary